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                                                                Exhibit 10.10(c)

          Date



                                     (Name)
International Paper Company
Two Manhattanville Road
Purchase, New York  10577

Dear:

International Paper Company (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, and to continue to exercise your special skills and knowledge at the Company, this letter agreement sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) under the circumstances described below.


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1.       TERM

This agreement shall commence on the date hereof and unless there is a "Change in Control of the Company" (as defined in Section 2 hereof), shall continue until the earlier of your termination of employment as a "full-time employee" of the Company or the date you attain the age of 65 years, or the date this Agreement is terminated by the Company in accordance with the next sentence. If a "Change in Control of the Company" has not occurred, the Company shall have the right at any time to terminate this Agreement by giving you twelve (12) months prior written notice of termination of this Agreement.

If a "Change in Control of the Company" occurs at any time prior to the actual termination of this Agreement, then this Agreement shall terminate on the earlier of three (3) years following such "Change in Control" or the date you attain the age of 65 years.

2.       CHANGE IN CONTROL

For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if
(a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored by the Company), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the period.

3.       TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL

If a "Change in Control of the Company" occurs you shall be entitled to the benefits provided in Section 5 of this Agreement upon the subsequent termination of your employment during

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the term of this Agreement unless such termination is (a) because of your death or normal retirement at or after age 65, (b) by the Company for "Cause" as defined below or for Disability as defined below, or (c) by you other than for "Good Reason" as defined below.

         (i) DISABILITY; NORMAL RETIREMENT. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability." Termination based on "Retirement" shall mean termination after becoming eligible for Normal Retirement at or after age 65 under the Company's Pension Plan.

         (ii) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination upon

                  (a) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

                  (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for "Cause" unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a)


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or (b) of the first sentence of this Subsection and specifying the particulars thereof in detail.

         (iii) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

                  (a) the assignment to you of any duties with the Company (or with a successor or affiliated company) inconsistent with your status as an executive, or a substantial adverse alteration in the nature or status of your responsibilities, from those in effect immediately prior to a "Change in Control of the Company";

                  (b) a reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company);

                  (c) the failure by the Company to continue in effect any material compensation plan in which you participate (including but not limited to the Company's Performance Share Plan, Stock Option Plan and Management Incentive Plan) or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the "Change in Control of the Company," or the failure by the Company to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control;

                  (d) except for across-the-board reductions similarly affecting all executives of the Company and all executives of any person in control of the
Company: (i) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of a "Change in Control of the Company," (ii) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the "Change in Control of the Company," or (iii) the failure by the Company to provide you with the number


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of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

                  (e) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

                  (f) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purpose of this Agreement, no such purported termination shall be effective; or

                  (g) the Company's requiring you to be based anywhere other than the Company's current principal executive offices except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations.

                  Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.

         (iv) NOTICE OF TERMINATION. Any termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and shall specify a date for termination of employment ("Date of Termination") which shall not be less than thirty (30) or more than sixty (60) days after the date of delivery of the Notice of Termination.

4.       DEATH, DISABILITY OR ELIGIBILITY FOR NORMAL RETIREMENT

This Agreement shall not be applicable in the event of termination of your employment because of Death, Disability under the Company's plans for long-term disability, or after you become eligible for Normal Retirement at or after age 65 under the Company's Pension Plan.


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5.       COMPENSATION UPON TERMINATION

If a "Change in Control of the Company" occurs and your employment is subsequently terminated during the term of this Agreement under the circumstances described in Section 3 (other than for "Cause") which entitle you to benefits under this Agreement, then:

         (A) The Company will continue to provide medical and dental insurance coverage to you and your dependents which is comparable in benefits and in participant contributions, deductibles, co-payments, and other terms, to the coverage which you had immediately prior to the Change in Control, and this coverage will continue until such time as you become eligible to join a comparable plan sponsored by another employer, or attain age 65 and are eligible to enroll in the Medicare program.

         (B) After you attain age 65 the Company will provide retiree medical coverage for you and your dependents which is comparable in benefits and in participant contributions, deductibles, co-payments, and other terms to the coverage provided by the Company's retiree medical plan in effect immediately prior to the Change of Control (with a coordination of benefits clause comparable to the clause used by the Company in its Retiree Medical Plan at the time of the Change of Control).

         (C) You shall be entitled to a lump-sum payment within thirty (30) days of the Date of Termination of the following amounts:

                  (i) Your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus an amount in cash equal to the value of any vacation earned but not taken (based upon such rate of base salary); plus

                  (ii) A termination payment equal to:

                           (a) the lesser of the number of three (3) or the
number of years (including fractions) between the Date of Termination and the date you reach the age of 65, times a "Base Amount" consisting of your annualized base salary as of the Date of Termination together with the most recent short-term annual incentive compensation payment (or amount to which you have become entitled in respect thereof) during the year preceding the Date of Termination (excluding any compensation under long-term


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incentive compensation plans performance share plans, stock option plans, or executive recognition awards); plus

                           (b) a single lump-sum payment (determined by the
Company's outside auditors), which will approximately offset the economic effect of any special federal excise tax which may be imposed under Section 280G and 4999 of the Internal Revenue Code on the termination payments made and benefits provided under this Agreement (but not offsetting the economic effect of any federal, state or local income taxes, and not offsetting any taxes resulting from the removal of restrictions, pursuant to the terms of the plans under which awards were made, on contingent performance shares, restricted performance stock, restricted stock, earned deferred stock, executive continuity awards, or stock options, because of a Change in Control of the Company).

You shall not be required to mitigate the amount of any payment provided for in this paragraph 5 (by seeking other employment or otherwise) nor shall the amount of any payment provided for in this paragraph 5 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination.

The compensation set forth above shall be in lieu of any severance or termination payments which might otherwise be payable under any other severance programs or policy or practice of the Company other than those set out as part of any of the Company's long-term incentive plans, performance share plans, stock option plans, executive recognition awards and retirement or supplemental retirement plans.

In addition to the payments under this Agreement, you shall continue to be eligible to receive all of your vested accrued benefits under employee pension and welfare benefit plans sponsored by the Company.

6.       SUCCESSORS; BINDING AGREEMENT

         (a) SUCCESSOR COMPANIES. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such agreement prior to the effectiveness of any such succession


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shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason pursuant to Section 3, except that the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 6 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) HEIRS; REPRESENTATIVES. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there be no such designee, to your estate.

7.       NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Senior Vice President Human Resources of the Company with a copy to the Secretary of the Company, or to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.       MISCELLANEOUS

This Agreement constitutes the entire agreement on this subject matter between the parties and supersedes any prior oral or written agreements or understandings on the subject matter covered by this Agreement and shall not be amended or modified except by written agreement signed by both parties. No significant provisions of this Agreement may be waived or discharged unless such waiver or discharge is in writing signed


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by the party who is making the waiver or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In the event that this Agreement provides benefits upon termination of your employment which duplicate benefits contained in any employment arrangement with you, such arrangement shall automatically be amended in accordance with this Agreement so that your benefits under this Agreement shall be sole and exclusive to the extent to which they are duplicative. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

9.       VALIDITY

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

10.      ARBITRATION; LEGAL EXPENSES

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay you your base salary in effect when the notice giving rise to the dispute was given and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved.

The Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement). All amounts paid under this paragraph are in addition to any other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid


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until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                             Sincerely,

                                             INTERNATIONAL PAPER COMPANY



                                             By:

Agreed:





Social Security Number: ____________________